Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement No. 333-164895 on Form S-8 and Registration Statement No. 333-173850 and No. 333-189561 on Form S-3 and in the related Prospectus of our report dated February 22, 2012 (February 15, 2013, as to the condensed results of operations information for the property located in the Los Angeles market, and February 19, 2014 as to the condensed results of operations information for the property located in the Northern New Jersey/New York City market for the year ended December 31, 2011 discussed in Note 5 to the consolidated financial statements), relating to the consolidated financial statements of Terreno Realty Corporation and subsidiaries for the year ended December 31, 2011, appearing in this Annual Report on Form 10-K of Terreno Realty Corporation for the year ended December 31, 2013.

/s/ Deloitte & Touche LLP

San Francisco, California

February 19, 2014